Exhibit (h-3)

                          THE ALGER INSTITUTIONAL FUNDS

                            ADMINISTRATION AGREEMENT

September 12, 2006

Fred Alger Management, Inc.
111 Fifth Avenue
New York, New York 10003

Dear Sirs:

         The Alger Institutional Funds (the "Fund"), an unincorporated business Trust organized under the laws of the Commonwealth of Massachusetts, on behalf of the portfolios named on Schedule I hereto, as such Schedule may be revised from time to time (each, a "Portfolio"), herewith confirms its agreement with you as follows:

         The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as its administrator pursuant to this Agreement.

         In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. Additionally, in rendering services hereunder, you may, subject to the approval of the Fund's Board, cause such services or any portion thereof to be provided by another person pursuant to a sub-administration agreement; PROVIDED that in such event you shall remain responsible for monitoring and overseeing the performance by such person of its obligation to the Fund under such sub-administration agreement. The compensation of any such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

         Subject to the supervision and control of the Fund's Board, you will be responsible for all aspects of the Fund's operations. You will supply accounting and bookkeeping services, internal auditing and legal services, and internal executive and administrative services; prepare reports to the Fund's stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and calculate the net asset value of the Fund's shares. Without limiting the foregoing, you agree, during the term of this Agreement, to be responsible for:

         (a) providing office space, telephone, office equipment and supplies for the Fund;

         (b) paying compensation of the Fund's officers for services rendered as such;

         (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

         (d) preparation of the periodic updating of the Fund's Registration Statement, including Prospectus and Statement of Additional Information, for the purpose of filings with the

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                  Securities and Exchange Commission and state securities
                  administrators and monitoring and maintaining the effectiveness of such filings, as appropriate;

         (e) supervising preparation of periodic reports to the Fund's shareholders and filing of these reports with the Securities and Exchange Commission, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual shareholders;

         (f) the daily pricing of each Portfolio's investment portfolio and the publication of the net asset value of each Portfolio's shares, earnings reports and other financial data;

         (g) monitoring relationships with organizations providing services to the Fund, including the Fund's custodian, transfer agent and printers;

         (h) supervising compliance by the Fund with recordkeeping and periodic reporting requirements under the Investment Company Act of 1940, as amended (the "1940 Act") and regulations thereunder, maintaining books and records for the Fund (other than those maintained by the Fund's custodian and transfer agent) and preparing and filing of tax reports other than the Fund's income tax returns; and

         (i) providing executive; clerical and secretarial help needed to carry out these responsibilities.

         You shall exercise your best judgment in rendering the services to be provided hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

         In consideration of the services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each calendar month a fee at the annual rate set forth opposite each Portfolio's name on Schedule I hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the effective date of this Agreement to the end of the month in which such date occurs shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For the purpose of determining fees payable to you, the value of each Portfolio's net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Portfolio's net assets.

         You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you pursuant to your Investment Management Agreement with the Fund.

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         The Fund understands that you now act and will continue to act as administrator of various investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting. In addition, it is understood that the persons employed by you to assist in the performance of duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of you or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

         As to each Portfolio, this Agreement shall continue automatically for successive annual periods ending on October 30th of each year, provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the 1940 Act) of such Portfolio's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Portfolio, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Portfolio's shares or, upon not less than 60 days' notice, by you. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

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         This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

         If the foregoing is in accordance with your understanding, kindly so indicate by signing and returning to us the enclosed copy hereof.

                                            Very truly yours,

                                            THE ALGER INSTITUTIONAL FUNDS


                                            By:     /s/ Hal Liebes
                                               ________________________

Accepted:

FRED ALGER MANAGEMENT INC.

By:    /s/ Hal Liebes
   _____________________


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                                   SCHEDULE I

                                                  Annual Fee as a Percentage of
Name of Portfolio                                   Average Daily Net Assets
-----------------                                 -----------------------------

Alger SmallCap Growth Institutional Fund                       0.04%

Alger MidCap Growth Institutional Fund                         0.04%

Alger LargeCap Growth Institutional Fund                       0.04%

Alger Capital Appreciation Institutional Fund                  0.04%

Alger Technology Institutional Fund                            0.04%

Alger Core Fixed-Income Institutional Fund                     0.04%

Alger Balanced Institutional Fund                              0.04%

Alger Socially Responsible Growth Institutional Fund           0.04%